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                                                                      Exhibit 99



Media Contacts:  Tony Plohoros                  Investor Contact:  Mark Stejbach
                (908) 423-3644                                    (908) 423-5185

                 Anita Larsen
                (908) 423-6022

  MERCK ANNOUNCES $3.11 TO $3.17 CONSOLIDATED EARNINGS PER SHARE RANGE FOR 2004

WHITEHOUSE STATION, N.J., Dec. 3, 2003 - Merck & Co., Inc. announced today that it anticipates full-year 2004 consolidated earnings per share (EPS) of $3.11 to $3.17.

The company also announced 2004 guidance for the following items:

                                                                          WORLDWIDE
    PRODUCT               THERAPEUTIC CATEGORY                         2004 NET SALES
    -------               --------------------                         --------------
    ZOCOR                 Cholesterol modifying                     $4.9 to $5.1 billion
    Coxibs                Arthritis and Pain                        $2.6 to $2.8 billion
    (VIOXX and ARCOXIA)
    FOSAMAX               Osteoporosis                              $3.0 to $3.2 billion
    COZAAR / HYZAAR       Hypertension                              $2.7 to $2.9 billion
    SINGULAIR             Asthma and Seasonal Allergic Rhinitis     $2.4 to $2.7 billion

- Under an agreement with AstraZeneca (AZN), Merck receives supply payments at predetermined rates on the U.S. sales of certain products by AZN, most notably PRILOSEC and NEXIUM. In 2004, Merck anticipates a decline of approximately 15 to 20 percent compared with the full-year 2003 level.

- The income contribution related to the Merck and Schering-Plough collaboration is expected to be positive in 2004. The results of the Merck and Schering-Plough collaboration are combined with the results of Merck's other joint venture relationships and reported, in the aggregate, as Equity Income from Affiliates.

- Merck continues to expect that manufacturing productivity will offset inflation on product costs.

- Product gross margin percentage is estimated to be approximately 80 percent to 81 percent as a result of changes to the sales mix.

- Research and Development expense (which excludes joint ventures) is anticipated to increase at a low-teens percentage growth rate over the full-year 2003 level.



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-     Consolidated Marketing and Administrative expense is estimated to be at the same level as the full-year 2003 expense.

-     The consolidated 2004 tax rate is estimated to be approximately 28.5 to
      29.5 percent.

- Merck plans to continue its stock buyback program in 2004. As of Sept. 30, 2003, $10.2 billion remains under the current buyback authorizations approved by Merck's Board of Directors.

      In addition, the actions that the company announced in the fourth quarter of 2003 to lower its cost structure, including the elimination of positions, will continue in 2004. Restructuring charges related to the 2004 actions are expected to reduce full-year 2004 income from continuing operations before taxes by $75 to $125 million. The $3.11 to $3.17 earnings per share guidance for 2004 given above includes the effect of these restructuring charges.

      The company also reaffirmed that it anticipates reported earnings per share from continuing operations for 2003 of $2.90 to $2.95. This range includes the impact of the elimination of positions consistent with the company's program to lower its cost structure as well as a new distribution program for U.S. wholesalers, both of which were discussed in the company's third quarter sales and earnings release. Assuming the new distribution program is fully effective, the impact on product sales is likely to be at the higher end of the $650 to $750 million range previously disclosed, and therefore, 2003 earnings per share are likely to be at the lower end of the $2.90 to $2.95 range. Details on the income statement items forecasted on Oct. 22, 2003 can be found in the company's third quarter sales and earnings release, which was filed with the Securities and Exchange Commission as an exhibit to a Form 8-K on the same day.

      Merck plans to host a conference call today at 9 a.m. EST to discuss this guidance in further detail. Journalists are invited to listen to a live Web cast of the conference call by visiting Merck's Web site at www.merck.com and clicking on the Newsroom tab.

ABOUT MERCK

      Merck & Co., Inc. is a global research-driven pharmaceutical products company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures.

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FORWARD-LOOKING STATEMENT

      This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements include statements regarding product development. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2002, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.

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